EXHIBIT 99.4










               SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION
                               REFORM ACT OF 1995










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         SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION
                               REFORM ACT OF 1995

         The Private Securities Litigation Reform Act of 1995 (the "Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. The Company desires to take advantage of the "safe harbor" provisions of the Act. The following factors, in addition to other possible factors not listed, could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements.

         History of Substantial Losses. The Company has experienced significant losses during 1997 and continues to do so during 1998, primarily due to lack of oil and natural gas production revenue and the write off of costs in connection with its interests in the fields of agricultural water irrigation and computer software. The Company is no longer involved in the latter two lines of business. In addition, this continuing cycle of increased operating losses has raised concerns regarding the Company's ability to continue as a going concern. In order to attain profitability, the Company must drill successful oil and natural gas wells and exploit its drilling technology. There can be no assurance that the Company's business will generate sufficient cash flow in an amount sufficient to enable the Company to make necessary expenditures.

         Limited Operating History: No Assurance of Successful Implementation of Business Strategy. The Company became active in the oil and natural gas industry in 1996; thus, the Company has had limited experience exploring, developing and producing oil and natural gas. The Company's future success depends upon its ability to find or acquire additional oil and natural gas reserves that are economically recoverable and exploit its present lease acreage. Except to the extent the Company conducts successful exploration or development activities or acquires properties containing Proved Reserves, the Proved Reserves of the Company will generally decline as they are produced. The decline rate varies depending upon reservoir characteristics and other factors. The Company's future oil and natural gas reserves and production, and, therefore, cash flow and income are highly dependent upon the company's level of success in exploiting its current reserves and acquiring or finding additional reserves. There can be no assurance that the Company's acquisition activities will result in significant additional reserves or that the Company will have success drilling productive wells at economic returns to replace its current and future production. The Company believes that it now has adequate management depth, however, the success of the Company is also dependent on its ability to finance its activities. Presently, the Company has servere liquidity and cash flow problems. There can be no assurance that the Company will be able to raise funds to finance its activities, nor can there be any assurance that such financing will be available on terms acceptable to the Company if at all.


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Should sufficient capital not be available, the Company may not be able to continue to implement its strategy. In addition to the inherent risks in the oil and gas business, the Company faces all the risks inherent in the growth of a developing business. Therefore, the Company must be regarded as being at high risk with all the unforeseen costs, expenses, problems and difficulties to which a developing business is subject.

         Risk of Oil and Gas Exploration, Development, Production and Marketing. Oil and natural gas exploration, development, production and marketing have inherent risks. There can be no assurance that the Company can find commercially exploitable reserves of oil and gas, nor can there be any assurance that the Company will be able to successfully develop commercial reserves, if discovered. There can be no assurance that the Company will be able to maintain production, nor successfully market production. The Company believes that its management possesses the skills to address the inherent risks of the oil and gas industry.

         Asset Acquisition Strategy and Technology Strategy. There can be no assurance that the Company will be able to acquire lease acreage to drill on. A failure therein could have a material adverse impact on the Company. The Company believes that it can acquire adequate lease acreage.

         Volatility of Oil and Natural Gas Prices. The Company's revenues, profitability and the carrying value of its oil and natural gas properties are substantially dependent upon prevailing prices of, and demand for, oil and natural gas and the costs of acquiring, finding, developing and producing reserves. The Company's ability to obtain additional capital on attractive terms is also substantially dependent upon oil and natural gas prices. Historically, the markets for oil and natural gas are subject to wide fluctuations in response to: (i) relatively minor changes in the supply of, and demand for, oil and natural gas; (ii) market uncertainty; and (iii) a variety of additional factors, all of which are beyond the Company's control. These factors include domestic and foreign political conditions, the price and availability of domestic and imported oil and natural gas, the level of consumer and industrial demand, weather, domestic and foreign government relations, the price and availability of alternative fuels and overall economic conditions.

         Uncertainty of Estimates of Reserves and Future Net Cash Flows. Reports of the Company contain estimates of its oil and natural gas reserves, which have been prepared by certain independent petroleum consultants. There are numerous uncertainties inherent in estimating quantities of reserves of oil and natural gas and in projecting future rates of production and the timing of development expenditures, including many factors beyond the Company's control. The estimates herein are based on various assumptions, including, for example, constant oil and natural gas prices, operating expenses, capital expenditures and the availability of funds, and, therefore, are inherently imprecise indications of future net cash flows. Actual future production, cash flows, taxes operating expenses, development expenditures and quantities of recoverable oil and natural gas reserves may vary substantially from those assumed in the estimates. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth

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herein. Additionally, the Company's reserves may be subject to downward or upward revision based upon actual production performance, results of future development and exploration, prevailing oil and natural gas prices and other factors, many of which are beyond the Company's control.

         Product Development Risks of Rotary Steerable Tools (U.S.A.) L.P. and Protection of Proprietary Technology. The Company owns a 20% interest in ROTARY STEERABLE TOOLS (U.S.A.) L.P. ("RST"), a Texas limited partnership, which is the licensee in the United States for certain rotary steerable drilling tool technology. The Company cannot state that others will not independently develop alternative proprietary methods for similar types of processes and apparatus or that licenses may need to be obtained under the patent rights of others. RST has not received notice that any of its apparatus or processes infringe any patent. The patent pending for the Rotary Steerable Device (the "Device"), held by Rotary Steerable Tools BVI, Inc. was filed originally pending under the Patent Cooperation Treaty in the United Kingdom. Applications for individual patents have been applied for in 23 countries, including the United States.

         Costs of Compliance with Governmental Regulations. Governmental regulations govern matters related to drilling. Governmental authorities have the power, under various circumstances, to enforce compliance, and violators may be subject to civil or criminal penalties. Private individuals may also have the right to sue to enforce compliance with certain of the governmental requirements. Operating permits are generally required by federal and state agencies for drilling. The Company may from time to time become subject to governmental enforcement proceedings and resulting fines or other sanctions and may incur penalties. Such expenditures can be substantial and accordingly could have a material adverse effect on the Company's financial condition.

         Competition. The Company will compete with oil and natural gas producers that have significantly larger financial resources than the Company. No assurance can be given that the Company will be able to successfully compete with such companies. The Company intends to use the Device on its own drill sites.

         Operating Risks and Possible Insufficiency of Insurance. The business of the Company exposes it to various risks, including claims for damage to property, injuries to persons, negligence and professional errors or omissions in the planning or performing of its services and providing of its products, which claims could be substantial. There can be no assurances that the Company will be able to obtain adequate or required insurance coverage as its business grows or, if obtainable, purchase it at reasonable rates. If the Company has difficulty in obtaining or maintaining such coverage, it could be at a competitive disadvantage with other companies, it may become exposed to significant uninsured risks and losses, and/or may be unable to continue certain of its operations. Accordingly, there can be no assurance that liabilities that may be incurred by the Company will be covered by insurance or that the dollar amount of such liabilities which may be covered by insurance will not exceed the Company's policy limits. A partially or completely uninsured claim, if successful, could have a material adverse effect on the Company's financial condition and results of operations.

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         Lack of Diversification: Risks of Investing in the Oil and Natural Gas
Industry. The Company operates primarily in the oil and natural gas industry. The current plan of operation calls for expansion within, but does not anticipate diversification beyond, this industry. The plan of operation, therefore, subjects the Company to the economic fluctuations within this industry and increases the risk associated with its operations. An investment in any aspect of the oil and natural gas industry is speculative and historically has involved a high degree of risk. The continued success of the Company will depend on various factors over which the Company has little or no control.

         Dependence on Management. Presently, the Company is dependent upon the time, talent and experience of Messrs. Jack Chance, George Sutherland, Feroze Variava and Steve McLoughlin. Although each has a significant equity ownership in the Company, the Company does not presently have employment agreements. The loss of the services of any of them, for any reason, could have a material adverse effect on the Company. The Company does not currently maintain key-man life insurance on any of its employees.

         Future Need for Additional Personnel. As a result of a recent restructuring of the management and operations of the Company, the Company has obtained the services of new personnel to perform certain functions important to the long-term development of the Company, including accounting, finance and quality control functions. The Company may hire additional staff with the special skills and education necessary for important Company functions. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel.


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